Exhibit 5.1
May 24, 2007
Merge Technologies Incorporated
6737 W. Washington, Suite 2250
Milwaukee, Wisconsin 53214-5650
Re:     Offering of Common Stock
Ladies and Gentlemen:
     Reference is made to the Post-Effective Amendment No. 3 (“Amendment No. 3”) to the Company’s Registration Statement on Form S-3 being filed on Form S-1 (No. 333-125603) (the “Registration Statement”), filed by Merge Technologies Incorporated (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to up to 4,568,161 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable in exchange for exchangeable shares of Merge Cedara ExchangeCo Limited, the Company’s indirect subsidiary. Of such shares of Common Stock, 1,712,983 remain issuable as of the filing date of Amendment No. 3 (the “Remaining Shares”).
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Amended and Restated By-Laws, (d) records of proceedings of the Board of Directors and shareholders of the Company related to issuance of the shares of the Common Stock in exchange for exchangeable shares of Merge Cedara ExchangeCo Limited pursuant to that certain Merger Agreement by and between the Company, Cedara Software Corp. and Corrida, Ltd. dated January 17, 2005 (the “Merger Agreement”), and (e) such other instruments, documents, statements and records of the Company and others as I have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.
     In connection with this opinion, I have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies.
     Based upon and subject to the foregoing, I am of the opinion that Remaining Shares, when issued and delivered by the Company in exchange for exchangeable shares of Merge Cedara ExchangeCo Limited as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.
     My opinion expressed above is limited to the Wisconsin Business Corporation Law, the applicable provisions of the Wisconsin constitution and the reported judicial decisions interpreting such laws, and I do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.
     I hereby consent to the use of this opinion for filing as Exhibit 5.1 to Amendment No. 3. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act of the related rules and regulations thereunder.
Very truly yours,

/s/ Craig D. Apolinsky

Craig D. Apolinsky

General Counsel and Corporate Secretary